Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-175359 on Form S-8 of our report dated April 18, 2012, relating to the financial statements and financial statement schedule of Mecox Lane Limited, appearing in this Annual Report on Form 20-F of Mecox Lane Limited for the year ended December 31, 2011.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Shanghai, China

April 18, 2012